Exhibit 99.1

Regency Centers Reports Third Quarter Results
Same-Property Portfolio 94.9% Leased and YTD Same-Property NOI Growth of 4.5%

JACKSONVILLE, Fla. (Oct 30, 2013) - Regency Centers Corporation (“Regency” or the “Company”) today announced financial and operating results for the three and nine months ended September 30, 2013.

Earnings

Regency reported Core Funds From Operations (“Core FFO”) for the third quarter of $60.2 million, or $0.65 per diluted share, compared to $55.6 million, or $0.62 per diluted share, for the same period in 2012. For the nine months ended September 30, 2013 Core FFO was $180.3 million, or $1.97 per diluted share, compared to $174.3 million, or $1.94 per diluted share, for the same period in 2012.

Funds From Operations (“FFO”) for the third quarter was $60.4 million, or $0.65 per diluted share. For the same period in 2012, the Company reported FFO of $52.0 million, or $0.58 per diluted share. For the nine months ended September 30, 2013 FFO was $180.4 million, or $1.97 per diluted share, compared to $163.2 million, or $1.81 per diluted share, for the same period in 2012.

Regency reported net income attributable to common stockholders (“Net Income”) for the third quarter of $35.0 million, or $0.38 per diluted share, compared to net income of $11.6 million, or $0.13 per diluted share, for the same period in 2012. For the nine months ended September 30, 2013 Net Income was $82.4 million, or $0.90 per diluted share, compared to $30.5 million, or $0.34 per diluted share for the same period in 2012.

Operations

For the three months ended September 30, 2013, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 94.9%

•	Percent leased, all properties: 94.6%

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 2.8%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 11.5%

•	Leasing transactions, including in-process developments (partnerships at 100%): 363 new and renewal lease transactions for a total of 1.3 million square feet

For the nine months ended September 30, 2013, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property NOI over the same period last year, excluding termination fees: 4.5%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 7.4%

•	Leasing transactions, including in-process developments (partnerships at 100%): 1,126 new and renewal lease transactions for a total of 3.9 million square feet

Investments

Property Transactions

During the quarter, the Company sold two wholly owned properties at a gross sales price of $48.7 million and a weighted average cap rate of 6.9%. As previously announced, the Company also closed on the sale of a portfolio of shopping centers owned by Regency Retail Partners, LP together with two adjacent property phases wholly-owned by Regency for a gross sales price of $332.0 million, including $207 million of mortgage debt, and a weighted average cap rate of 7.3%. Regency’s share of the net sales price was $38.0 million.

Subsequent to quarter end, Regency settled its preferred equity position in an affiliated entity of Blackstone Real Estate Partners VII, to whom the Company sold a 15-property portfolio (the “Portfolio”) in July 2012. The Company received a capital distribution of $47.5 million and its share of the undistributed income of the partnership for the remainder of the year. Regency no longer has any interest in the Portfolio.

During the quarter, Regency and a co-investment partner purchased one property at a gross purchase price of $13.6 million and a cap rate of 5.9%. Regency’s share of the purchase price was $2.7 million. At the time of the acquisition the property was encumbered by a mortgage loan with an outstanding principal balance of $7.2 million. Regency’s share of the assumed debt was $1.4 million.

Subsequent to quarter end, Regency and a local joint venture partner purchased one property at a gross purchase price of $42.5 million and a cap rate of 5.7%. Regency’s share of the purchase price was $31.9 million. Simultaneous with the acquisition, the joint venture closed on a $28.1 million mortgage loan. Regency’s share of the new debt was $21.1 million. Located a few miles northwest of downtown Boston, Fellsway Plaza is 100% leased and anchored by Stop & Shop. The 145,000 square foot infill shopping center boasts exceptional three-mile demographics, with a population of 350,000 and average household incomes of $85,000. The center offers meaningful growth opportunities through the redevelopment of in-line shops and an adjacent 1.1 acre parcel.

Developments and Redevelopments

At September 30, 2013, the Company had seven projects in development with estimated net development costs of $291.3 million. The in-process developments are 74% funded and 92% leased and committed, including retailer-owned square footage.

Subsequent to quarter end, the Company announced two new development starts. Glen Gate, a 103,000 square foot center located in Glenview, Illinois, one of the affluent communities in Chicago’s North Shore, will be anchored by Mariano’s Fresh Market and will feature other top national and specialty retailers. Three-mile demographics surrounding the center include a population of 150,000 and average household incomes of $100,000. The project has total estimated net development costs of $29.7 million.

Additionally, Shoppes on Riverside, a 50,000 square foot shopping center located in Jacksonville, FL, will be anchored by The Fresh Market and other top retailers and will service an underserved, urban market. Located just south of downtown, the primary trade area has average household incomes of $90,000 and a daytime population of 110,000. The project has total estimated net development costs of $13.5 million.

During the quarter, the Company started one redevelopment project. At Woodway Collection, located in Houston, Texas, Regency has executed a lease with Whole Foods Market to replace the existing grocer. The project includes demolition of the existing anchor tenant building and construction of a new building for Whole Foods Market together with an additional 4,000 square feet of new leasable area. At September 30, 2013, Regency had 14 redevelopment projects in process representing total estimated incremental investment of $48.9 million.

Dividend

On October 30, 2013, the Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.4625 per share, payable on November 27, 2013 to shareholders of record on November 13, 2013.

Guidance

The Company has updated certain components of its 2013 earnings guidance. These changes are summarized below. Please refer to the Company’s third quarter 2013 supplemental information package for the complete list of updates.

Full Year 2013 Guidance
(in thousands, except per share data)
	Previous Guidance	Updated Guidance
FFO per diluted share	$2.53 - $2.58	$2.56 - $2.59
Core FFO per diluted share	$2.55 - $2.60	$2.60 - $2.63
Same property % Leased at Period End	94.3% - 95.0%	94.5% - 95.0%
Same property NOI growth w/o term fees	3.5% - 4.0%	3.8% - 4.0%
Dispositions (REG Pro-Rata)	$250,000 - $300,000	$250,000 - $325,000
Acquisitions (REG Pro-Rata)	$30,000 - $50,000	$61,000 - $215,000
Development and Redevelopment starts	$125,000 - $200,000	$185,000 - $190,000

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to, transaction profits, income or expense, gains or losses from the early extinguishment of debt and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended September 30, 2013 and 2012	Three Months Ended		Year to Date
	2013	2012	2013	2012
Net Income Attributable to Common Stockholders	$34,998	11,637	82,416	30,515
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization - consolidated real estate	27,848	25,362	81,702	81,611
Depreciation and amortization - unconsolidated partnerships	10,368	10,639	31,956	32,516
Consolidated JV partners' share of depreciation	(214)	(184)	(637)	(548)
Provision for impairment	6,000	1,146	6,000	23,655
Amortization of leasing commissions and intangibles	4,744	3,777	14,292	11,817
Gain on sale of operating properties, net of tax	(23,407)	(451)	(35,506)	(16,529)
Noncontrolling interest of exchangeable partnership units	73	39	183	116
Funds From Operations	60,410	51,965	180,406	163,153
Dilutive effect of share-based awards	(133)	(144)	(390)	(465)
Funds from Operations for calculating Diluted FFO per Share	$60,277	51,821	$180,016	162,688

Funds From Operations	$60,410	51,965	$180,406	163,153
Adjustments to reconcile to Core Funds from Operations:
Transaction profits, net of deal deal costs and tax	250	449	443	(773)
Provision for impairment to land and outparcels	—	1	—	1,000
Provision for hedge ineffectiveness	59	9	(18)	20
Loss on early debt extinguishment	(537)	852	(537)	856
Original preferred stock issuance costs expensed	—	2,283	—	10,119
Gain on redemption of preferred units	—	—	—	(1,875)
One-time additional preferred dividend payment	—	—	—	1,750
Core Funds From Operations	60,182	55,559	180,294	174,250
Dilutive effect of share-based awards	(133)	(144)	(390)	(465)
Core Funds From Operations for calculating Diluted Core FFO per Share	$60,049	55,415	$179,904	173,785

Weighted Average Shares for Diluted FFO per Share	92,186	89,839	91,361	89,713

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Three Months Ended		Full Year
Funds From Operations Guidance:	December 31, 2013		2013
Net income attributable to common stockholders	$0.13	0.16	1.03	1.06
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	0.46	0.46	1.53	1.53
Funds From Operations	$0.59	0.62	2.56	2.59
Adjustments to reconcile FFO to Core FFO:
All other non-core amounts	$0.04	0.04	0.04	0.04
Core Funds From Operations	$0.63	0.66	2.60	2.63

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, October 31, 2013 at 11:00 a.m. EDT on the Company’s website www.RegencyCenters.com. If you are unable to listen during the live webcast, the call will also be archived on the Company’s website.

2014 Earnings and Valuation Guidance Conference Call

As previously announced, the Company will host a call on Tuesday, December 17, 2013 at 11:00 a.m. EST to discuss 2014 earnings and valuation guidance. You are invited to listen to the conference call which will be broadcast live over the internet on the Company’s website www.RegencyCenters.com. If you are unable to listen during the live webcast, the call will also be archived on the Company’s website.

The Company has published forward-looking statements and additional financial information in its third quarter 2013 supplemental information package that may help investors estimate earnings for 2013. A copy of the Company’s third quarter 2013 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended September 30, 2013. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high quality grocery-anchored and community shopping centers. At September 30, 2013, the Company owned 333 retail properties, including those held in co-investment partnerships. Including retailer-owned square footage, the portfolio encompassed 43.6 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 212 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.